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                                                                    Exhibit 23.2


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the 2000 Stock Plan of ATMI, Inc. of our report dated February 7, 2000, with respect to the consolidated financial statements and related schedule of ATMI, Inc. included in its Annual Report on Form 10-K/A for the year ended December 31, 1999, and our report dated September 19, 2000 with respect to the supplemental consolidated financial statements and related schedule of ATMI, Inc. included in its Current Report on Form 8-K/A dated July 7, 2000, filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP


Stamford, Connecticut
September 19, 2000